Exhibit 3.1

                      AMENDMENT TO BYLAWS OF

                    TWO MOONS KACHINAS CORP.


          The following amendment to the Bylaws of Two Moons Kachinas Corp. was adopted by unanimous consent of the Board of Directors of the Company on the 15th day of December, 2004:

          Section 2.11 Written Consent to Action by Shareholders. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by a majority of the shareholders entitled to vote with respect to the subject matter thereof.

          I, David C. Merrell, Secretary of Two Moons Kachinas Corp., hereby certify that the foregoing Amendment to the Bylaws of Two Moons Kachinas Corp. was duly adopted by resolution of the Board of Directors on the 15th day of December, 2004.

                              /s/David C. Merrell
                              ______________________________________
                              David C. Merrell